CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form 1-A of our report dated March 31, 2016 with respect to the audited financial statements of Appliqate, Inc for the period from inception ( April 29, 2015) through January 31, 2016.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 2, 2016